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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Papa John's International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting and Proxy Statement	March 22, 2010

To the Stockholders:

The Annual Meeting of Stockholders of Papa John's International, Inc. will be held on Wednesday, April 28, 2010 at 11:00 a.m. local time at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky, to:

  1.
  Elect the directors nominated by the Board of Directors and set forth in this Proxy Statement;

  2.
  Ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2010; and

  3.
  Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 2, 2010, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting. Following the formal items of business to be brought before the meeting, we will discuss our 2009 results and answer your questions. After the meeting, we hope you will join us for a slice of Papa John's pizza!

Thank you for your continued support of Papa John's. We look forward to seeing you on April 28.

By Order of the Board of Directors,

John H. Schnatter Founder, Chairman and Chief Executive Officer

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)
Visit the Web site noted on your proxy card to vote via the Internet;

(2)
Use the toll-free telephone number on your proxy card to vote by telephone;

(3)
Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)
Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2010—this Proxy Statement and the Papa John's 2009 Annual Report are available at www.papajohns.com/investor.

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

PROXY STATEMENT

The Board of Directors of Papa John's International, Inc. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held on April 28, 2010, and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 22, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL
MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of two directors to the Board of Directors and ratification of the selection of the Company's independent auditors for 2010.

Who is entitled to vote at the Annual Meeting?

The Board has set March 2, 2010, as the record date ("Record Date") for the Annual Meeting. If you were a stockholder of record at the close of business on March 2, 2010, you are entitled to vote at the meeting. As of the Record Date, 27,093,201 shares of common stock, representing all of our voting stock, were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of the Company's common stock are entitled to one vote per share. There are no cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's amended and restated bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly and timely submitted your proxy as described below under "How can I submit my proxy?"

Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is the difference between a stockholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How can I submit my proxy?"

How can I submit my proxy?

You can designate a proxy to vote stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Two Company officers, Christopher J. Sternberg and Clara M. Passafiume, have been designated as proxies for the Company's 2010 Annual Meeting of Stockholders.

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

•
electronically, using the Internet;

•
over the telephone by calling a toll-free number; or

•
by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. These procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company's mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Papa John's International, Inc. 401(k) Plan?

If you hold shares of the Company's common stock in the Papa John's International, Inc. 401(k) Plan, please refer to the voting instructions from the plan's trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to count.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain and bring to the Annual Meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Annual Meeting.

If you are a participant in the Company's 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company's 401(k) Plan in person at the Annual Meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•
FOR each of the nominees for director; and

•
FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 26, 2010.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the proxies as follows:

•
FOR each of the nominees for director; and

•
FOR the ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 26, 2010.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•
by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;

•
by submitting a later-dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;

•
by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or

•
by voting in person at the Annual Meeting.

If you are a street name holder, you may change your vote only if you comply with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

If you are a participant in the Company's 401(k) Plan, you may change your vote only if you comply with the procedures contained in the voting instructions provided by the plan trustee.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted "FOR" a director must exceed the number of votes cast "AGAINST" that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director) in order for the director to be elected. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the selection of our independent auditor. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted in the vote.

What is householding?

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Brokers household our proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact the bank, broker or nominee directly or contact us at P. O. Box 99900, Louisville, Kentucky 40269-0900, Attention: Corporate Secretary (502-261-7272). We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered.

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 22, 2010 concurrently with the mailing of the Company's 2009 Annual Report to Stockholders. We have also retained the firm of Georgeson, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company's directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. The Company's directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

CORPORATE GOVERNANCE

Principles of corporate governance that guide the Company are set forth in the Company's Board of Director committee charters, the Company's Corporate Governance Guidelines and the Company's Code of Ethics and Business Conduct, all of which are available at www.papajohns.com by first clicking "Company Info," then "Investor Relations" and then "Corporate Governance." (The information on the Company's website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews and updates its corporate governance documents in response to evolving best practices and the results of annual Board and committee reviews.

In December 2007, our Board, upon recommendation of the Corporate Governance and Nominating Committee, adopted amendments to our amended and restated bylaws that provide for a majority voting standard for uncontested director elections and a mechanism for consideration of the resignation of an incumbent director who does not receive a majority of the votes cast in an uncontested election. Under the adopted majority voting standard, a majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes cast. In addition, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director's nomination, to submit an irrevocable letter of resignation to the Chairman of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Committee or the Board's decision.

Code of Ethics and Business Conduct

The Company's Code of Ethics and Business Conduct, which is the Company's code of ethics applicable to all directors, officers and employees worldwide, embodies the Company's global principles and practices relating to the ethical conduct of the Company's business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company's business.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company's Code of Ethics and Business Conduct relating, among other things, to:

•
violations of the federal securities laws,

•
fraud or weakness in the Company's accounting, audit or internal controls, financial statements and records, or

•
misconduct by any member of the Company's senior management.

Any employee, stockholder, or interested party may contact the Company's General Counsel, or submit a confidential, anonymous report by following procedures established by the Company, approved by the Corporate Governance and Nominating Committee of the Company's Board of Directors and communicated to team members from time to time. Any employee, stockholder or interested party may also learn about these procedures for reporting issues and concerns by visiting our website at www.papajohns.com, by first clicking "Company Info," then "Investor Relations" and then "Corporate Governance."

Director Independence

The Board of Directors has determined that the following five of the Company's eight current directors are "independent" as defined by applicable law and NASDAQ listing standards: Ms. Olivia F. Kirtley and Messrs. Norborne P. Cole, Jr., Philip Guarascio, Alexander W. Smith, and William M. Street. Each of our Audit, Compensation, and Corporate Governance and Nominating committees is composed only of independent directors, as identified below under the heading "Committees of the Board of Directors."

Based on such standards, Wade S. Oney is not independent because he is a Company franchisee as described under "Transactions with Related Persons" below, and John H. Schnatter and J. Jude Thompson are not independent because they are executive officers of the Company.

On October 17, 2006, Ms. Kirtley, Chairman of the Audit Committee and a member of the Compensation Committee, was appointed to the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp that predates Ms. Kirtley's appointment to the U.S. Bancorp board of directors. Based on a comprehensive request for proposal in

2009, the Company chose Delta Dental as its dental insurance carrier. Ms. Kirtley is a member of the board of directors of Delta Dental. The Board reviewed these relationships and determined that they do not impact Ms. Kirtley's independence.

Mr. Smith, Chairman of the Compensation Committee, is the President and CEO and a member of the board of directors of Pier 1 Imports, Inc. We provide print and promotional services in the ordinary course of the business of our subsidiary Preferred Marketing Solutions, Inc. to Pier 1. The Board reviewed this relationship and determined that it does not impact Mr. Smith's independence.

Board Leadership Structure and Risk Management

Our Board of Directors is committed to the highest standards of corporate governance. As stated in our Corporate Governance Guidelines, our Board of Directors has determined that it is in the best interests of the Company and our stockholders for both the positions of Chairman and Chief Executive Officer to be held by our Founder, John H. Schnatter, at this time. If circumstances change in the future, the Board may determine that these positions should be separated. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having the Founder and Chief Executive Officer or another director hold the position of Chairman. Our Board considers this issue carefully in light of the structure the Board believes will be in the best interest of the Company and our stockholders. The positions are currently combined, but were separate during the years of 2005 through 2008.

The Board of Directors believes that Mr. Schnatter is best situated to serve as Chairman because, as our Founder, he is the director most familiar with our business and industry and our franchise system, and can lead the Board in identifying and prioritizing our strategies and initiatives. The combined role facilitates communication between the Board and management, and promotes development and implementation of our Board approved corporate strategy. We believe this current leadership structure is effective for our Company. Our non-management directors and management have different perspectives and roles in business and strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while Mr. Schnatter offers specific Company and industry experience and expertise.

Under our Corporate Governance Guidelines, our independent directors elect a lead independent director. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent lead director having the duties described below, is in the best interest of stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management. When the Board asked Mr. Schnatter to assume the position of Chief Executive Officer in 2009 in addition to continuing to act as Chairman of the Board, it reaffirmed the strong role of the lead independent director.

In addition, much of the work of the Board is conducted through its committees. Our Board has three standing committees—Audit, Compensation, and Corporate Governance and Nominating. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. One of the key responsibilities of the Board is to develop strategic direction for the Company, and provide management oversight for the execution of that strategy. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's financial, strategic and operational issues, as well as the risks associated with each. At the committee level:

  •
  The Audit Committee oversees management of financial risks and oversees the Company's Enterprise Risk Management program, reporting on such matters to the full Board. The Audit Committee's agendas include discussions of individual risk areas throughout the year, and through its oversight of Enterprise Risk Management, the Audit Committee monitors management's responsibility to identify, assess and manage risks.

  •
  The Compensation Committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements. The Compensation Committee reviewed our compensation policies and practices to determine whether those compensation policies and practices subject us to unnecessary or excessive risk. As a result of that evaluation, the Compensation Committee concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on our Company.

  •
  The Corporate Governance and Nominating Committee manages risks associated with potential conflicts of interest, and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Ethics and Business Conduct.

While each committee is responsible for evaluating and overseeing the management of such risks, the Board of Directors is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel and other Company officers with roles in managing risks.

Lead Independent Director

The Board of Directors has appointed Norborne P. Cole, Jr. to serve as the lead independent director of the Board. The lead independent director has the duty and responsibility, as approved by the Board's Corporate Governance and Nominating Committee, to perform the following functions:

•
preside at meetings of the Board in the absence of or when requested to do so by the Chairman;

•
serve as ex officio member of all standing Board Committees;

•
serve formally as liaison between the non-management Board members, the Founder, Chairman and Chief Executive Officer and the President;

•
establish the dates, agendas and schedules for each Board meeting, in consultation with the Founder, Chairman and Chief Executive Officer;

•
monitor information sent to the Board for quality, quantity and timeliness and discuss this information with the Founder, Chairman and Chief Executive Officer;

•
as needed, call sessions of the independent directors and work with the other independent directors to establish the agenda for those sessions; and

•
as deemed appropriate by the Board, make himself available for consultation with and direct communication from stockholders.

Meetings of the Board of Directors

The Board held eight meetings in 2009. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during the period of service in 2009.

Meetings of the Non-Employee and Independent Directors

At both the Board and committee levels, the Company's non-employee directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with each regularly scheduled Board or committee meeting. The Company's independent directors meet in executive session at least annually and typically meet following each scheduled Board meeting. The lead independent director acts as the Chairman of these executive sessions.

Annual Meetings of Stockholders

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company's stockholders whenever attendance does not unreasonably conflict with the director's other business and personal commitments. All of the Company's directors attended the 2009 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with NASDAQ listing standards, all of the committees are comprised solely of independent directors. Charters for each of our committees are available on the Company's website at www.papajohns.com by first clicking on "Company Info," then "Investor Relations" and then "Corporate Governance." The charter of each committee is also available in print to any stockholder who requests it.

Audit Committee

Members:	Olivia F. Kirtley, Chairman Alexander W. Smith* William M. Street

*
Mr. Smith was appointed to the Audit Committee on April 22, 2009, following the appointment of J. Jude Thompson as the Company's President and Chief Operating Officer.

The Audit Committee's purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee is responsible for the appointment, compensation and retention of the independent auditor, and oversees the performance of the internal auditing function and the Company's compliance program with respect to legal and regulatory requirements and risk management. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The responsibilities of the Audit Committee are more fully described in the Committee's Charter. The Audit Committee met six times during 2009.

As previously noted, each member of the Audit Committee is independent as determined by the Company's Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards. In addition, the Board has determined that Ms. Kirtley is an "audit committee financial expert" as defined by SEC rules.

Compensation Committee

Members:	Alexander W. Smith, Chairman Norborne P. Cole, Jr. Olivia F. Kirtley

The Compensation Committee oversees the Company's compensation programs and is responsible for overseeing and making recommendations to the Board of Directors regarding the Company's overall compensation strategies. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company's executive officers, including the named executive officers identified in the section of this Proxy Statement entitled "Compensation Discussion and Analysis." The Committee has the authority to administer our equity plans. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. The Committee has delegated authority to Mr. Schnatter and Mr. Thompson to make limited equity grants to employees or service providers who are not executive officers of the Company. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. During 2009, the Committee engaged Mercer Human Resource Consulting to advise it and to prepare market studies of the competitiveness of components of the Company's compensation program for its senior executive officers, including the named executive officers, and independent directors. See "Compensation Discussion and Analysis" for a further description of the Compensation Committee's use of Mercer during 2009, as well as the role of our executive officers in determining or recommending the amount or form of compensation paid to our named executive officers during 2009, and the Committee's process in setting compensation.

The responsibilities of the Compensation Committee are more fully described in the Committee's Charter. The Compensation Committee met eight times during 2009.

Corporate Governance and Nominating Committee

Members:	William M. Street, Chairman Norborne P. Cole, Jr.* Philip Guarascio

*
Mr. Cole was appointed to the Corporate Governance and Nominating Committee on April 22, 2009, following the appointment of J. Jude Thompson as the Company's President and Chief Operating Officer.

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members. In addition, the Committee develops and monitors the process for evaluating Board effectiveness and oversees the development and administration of the Company's corporate governance policies. The Corporate Governance and Nominating Committee recommended the nominations of two directors for election to the Board at the 2010 Annual Meeting.

As provided in its charter, the Corporate Governance and Nominating Committee leads the search for qualified candidates to serve as new directors, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company's stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board's effectiveness in serving the interests of the Company's stockholders. The Corporate Governance and Nominating Committee oversees the Company's compliance program with respect to the Company's Code of Ethics and Business Conduct and also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under "Approval of Related Person Transactions" below.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee's Charter. The Committee met four times during 2009.

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

    Board of Directors
    c/o Corporate Secretary
    Papa John's International, Inc.
    P.O. Box 99900
    Louisville, Kentucky 40269-0900

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee's area of responsibility) each communication that (a) relates to the Company's business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

Nominations for Directors

Identifying Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company's stockholders. The Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability, who can contribute to the Board's effectiveness in serving the interests of the Company's stockholders.

Our Corporate Governance and Nominating Committee considers diversity in its nomination of directors to the Board, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Corporate Governance and Nominating Committee looks at a range of different personal factors in light of the business, customers, suppliers and employees of the Company. The range of factors includes diversity of personal and business backgrounds and prior board service, financial expertise, international experience, industry experience, leadership skills, including prior management experience, and a variety of subjective factors. The Corporate Governance and Nominating Committee reports regularly to the full Board on its assessment of the composition and functioning of the Board.

In composing the Board, the Company has focused on assembling a group of Board members who collectively possess the skills and experience necessary to oversee the business of the Company, structure and oversee implementation of the Company's strategic plan and maximize stockholder value in a highly competitive environment. In particular, the Company relies on the skills of its Board members described under Item 1, Election of Directors, below.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company's Certificate of Incorporation, and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an annual meeting of stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company's principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, and must comply with certain other requirements set forth in the Company's Certificate of Incorporation.

Nominations must be addressed to the Chairman of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company's headquarters address listed below, and must be received on a timely basis in order to be considered for the next annual election of directors:

    Chairman of the Corporate Governance and Nominating Committee
    c/o Corporate Secretary
    Papa John's International, Inc.
    P.O. Box 99900
    Louisville, Kentucky 40269-0900

Director Qualifications

The Corporate Governance and Nominating Committee expects qualified candidates will have high personal and professional integrity and ability, and will be able to contribute to the Board's effectiveness in serving the interests of the Company's stockholders. In addition to the factors described above, when considering the diversity of the Board, the Committee also considers qualifications that include: business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company's interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve and maintain the diversity of the Board.

ITEM 1, ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size has been set at eight members.

Upon the recommendation of the Corporate Governance and Nominating Committee, Messrs. Cole and Street have been nominated as directors in the class to serve a term expiring at the 2013 Annual Meeting and until their successors are elected or appointed. The remaining six directors will continue to serve in accordance with their previous election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election and each director whose term will continue after the 2010 Annual Meeting, and their ages as of the date of this Proxy Statement.

NOMINEES FOR ELECTION TO THE BOARD: TERM EXPIRING IN 2013

Name	Age	Company Position or Office	Director Since
Term Expiring in 2013
Norborne P. Cole, Jr.	68	Director	2003
William M. Street	71	Director	2003

Norborne P. Cole, Jr.    Mr. Cole currently serves as Vice Chairman of the Board for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch InBev and other products. He also serves as the senior independent director of Randgold Resources Limited, Isle of Jersey, U.K. (including as chairman of its remuneration committee and as a member of its nominating and governance committee). Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France. Mr. Cole also served as a director of Lancer Corporation from 1999 until it was acquired by Hoshizaki Electric Co., Ltd. in 2006, including serving as chair of its compensation committee and service on its audit and nominating and corporate governance committees. Mr. Cole's career with Coca-Cola Company and its bottlers brings extensive experience in distribution and marketing to the Board. This experience, together with his additional service on other public company boards and committees, has provided him with the leadership, business and governance skills and background to serve as our lead independent director.

William M. Street.    Mr. Street retired in 2003 from Brown-Forman Corporation, a diversified producer of high-quality wines and spirits, having served as its President from 2002 to 2003, its Vice Chairman from 1987 to 2002 and as President and Chief Executive Officer of its division, Brown-Forman Beverages Worldwide, from 1994 through 2003. He has served as a director of Brown-Forman Corporation since 1971 and currently chairs its audit committee. Mr. Street has an extensive background in sales, marketing and executive management. This experience, together with his service on the Brown-Forman board and its audit committee, provides extensive knowledge in audit and finance, management and corporate governance issues.

DIRECTORS CONTINUING IN OFFICE

Name	Age	Company Position or Office	Director Since
Term Expiring in 2011
Wade S. Oney	48	Director	1999
John H. Schnatter	48	Founder, Chairman and Chief Executive Officer	1990
Alexander W. Smith	57	Director	2007
Term Expiring in 2012
Philip Guarascio	68	Director	2003
Olivia F. Kirtley	59	Director	2003
J. Jude Thompson	48	President and Chief Operating Officer and Director	2008

Wade S. Oney.    Mr. Oney has been a franchisee of the Company since 1993. From 1995 to 1999, he served as Chief Operating Officer of the Company. From 2000 to 2005, Mr. Oney served as a part-time executive business advisor for the Company, providing advice to the executive leadership team on strategic Company initiatives. From 1992 to 1995, Mr. Oney served as the Company's Regional Vice President of Southeast Operations. From 1981 to 1992, Mr. Oney held various positions with Domino's Pizza, Inc. Mr. Oney brings a perspective to the Board as an operator of Papa John's franchises, as well as operations and management experience in other franchised restaurants. His prior service in Company management also brings to the Board an important perspective on the operations and management of the Company's business.

John H. Schnatter.    Mr. Schnatter created the Papa John's concept in 1984 and opened the first company restaurant in 1985. He currently serves as Founder, Chairman and Chief Executive Officer. He previously served as Interim Chief Executive Officer from December 2008 to April 2009, Executive Chairman of the Company from 2005 until May 2007, as Chairman of the Board and Chief Executive Officer from 1990 until 2005, and as President from 1985 to 1990 and from 2001 until 2005. Mr. Schnatter's role as our Founder and brand spokesperson makes him uniquely qualified to chair the Board of Directors while also acting as our Chief Executive Officer. Mr. Schnatter's experience and entrepreneurial skills offer vision in leading the Board and building our brand, with a consistent focus on maintaining product quality and providing a superior customer service experience. His experience in research and development, quality assurance and supply chain are critical to our business and our franchise business model.

Alexander W. Smith.    Since February 2007, Mr. Smith has served as a board member and President and Chief Executive Officer of Pier 1 Imports, Inc. Prior to Pier 1 Imports, he spent twelve years with the TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. under brands such as T.J. Maxx and Marshalls, and internationally with brand names such as T.K. Maxx in the UK. Mr. Smith has extensive experience in the retail industry, and has experience building international brands. His experience as a chief executive officer has provided an extensive background in financial reporting, corporate management, operations and compensation issues.

Philip Guarascio.    Since 2000, Mr. Guarascio has been Chairman and Chief Executive Officer of PG Ventures LLC, a marketing consulting firm, and from 2000 to 2006, he served in a senior advisory capacity with the National Football League. Mr. Guarascio retired in 2000 as Vice President, Advertising and Corporate Marketing, of General Motors. He is Chairman of the Board of Arbitron, Inc., and has served on Arbitron's board since 2001. Mr. Guarascio's career with General Motors and in the advertising business brings experience in strategic advertising, marketing, public relations and media buying to our Board. His service and leadership on other boards provide the Board valuable insight into strategic marketing issues.

Olivia F. Kirtley.    Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. Ms. Kirtley brings extensive experience, expertise and insight to our Board in the areas of audit and corporate governance. In addition to her expertise in audit and tax issues developed in part as a senior manager at Ernst & Whinney (predecessor to Ernst & Young LLP), Ms. Kirtley also brings corporate management experience from her tenure at Vermont American Corporation, including the positions of Treasurer, Vice President and Chief Financial Officer at that company. She has served as Chairman of the American Institute of Certified Public Accountants, Chairman of the AICPA Board of Examiners, and as a current U.S. member of the Board of the International Federation of Accountants. Ms. Kirtley has served as a director of U.S. Bancorp since 2006 (including as the chairman of its audit committee and a member of its governance and executive committees) and as a director of ResCare, Inc. since 1998 (including as the chairman of its audit committee). Ms. Kirtley also served as a director of Alderwoods Group, Inc. from 2002 until its merger with Service Corporation International in 2006, including chairman of its audit committee, and as a director of Lancer Corporation from 1999 until it was acquired by Hoshizaki Electric Co., Ltd. in 2006, including on its compensation committee and chairman of its audit committee.

J. Jude Thompson.    Mr. Thompson was appointed President and Chief Operating Officer of Papa John's in April 2009. From 2006 to 2008, Mr. Thompson served as Senior Vice President of WellPoint, Inc. and President, Individual Business of Anthem Blue Cross and

Blue Shield, a division of WellPoint. Mr. Thompson previously held positions of increasing responsibility with Anthem Blue Cross and Blue Shield or its affiliates since 1989. Mr. Thompson brings to the Board marketing and business leadership skills from his experience as a senior executive in a highly competitive industry. His experience as our President and Chief Operating Officer since April 2009 and as a Board member since 2008 allows him to effectively communicate issues between the Board and management.

Family Relationships

Charles W. Schnatter, an executive officer and formerly a director of the Company, is the brother of John H. Schnatter. There are no other family relationships among the Company's directors, executive officers and other key personnel.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 2, 2010 (except as noted otherwise), with respect to the beneficial ownership of common stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Common Stock Outstanding
John H. Schnatter P.O. Box 991339 Louisville, Kentucky 40269	5,951,485	(3)	21.8%
Norborne P. Cole, Jr.	47,450		*
J. David Flanery	98,458	(4)	*
Philip Guarascio	49,501		*
Olivia F. Kirtley	78,888	(5)	*
Julie L. Larner(6)	16,978		*
William M. Mitchell	21,780	(7)	*
Wade S. Oney	47,363		*
Alexander W. Smith	26,540	(8)	*
Christopher J. Sternberg	31,166	(9)	*
William M. Street	68,835		*
J. Jude Thompson	78,868	(10)	*
All directors and executive officers as a group	6,797,544	(11)	24.5%
(16 persons, including those named above other than Ms. Larner)

*
Represents less than one percent of class.

Other 5% Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock Outstanding
FMR LLC(12)	3,098,694	11.0%
82 Devonshire Street
Boston, Massachusetts 02109
BlackRock Global Investors(13)	2,145,893	7.6%
40 East 52nd Street
New York, NY 10022
JPMorgan Chase & Co.(14)	1,529,124	5.4%
270 Park Avenue
New York, NY 10017

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares and such shares are not subject to any pledge.

(2)
Includes the following shares subject to options exercisable within 60 days after March 2, 2010, and unvested performance-based restricted stock and time-based restricted stock over which the named persons have sole voting power.

Name	Options exercisable within 60 days	Restricted Stock	Name	Options exercisable within 60 days	Restricted Stock
John H. Schnatter	228,980	9,419	William M. Mitchell	12,597	8,577
Norborne P. Cole, Jr	30,443	2,844	Wade S. Oney	38,269	1,902
J. David Flanery	80,739	10,858	Alexander W. Smith	11,900	1,902
Philip Guarascio	41,099	1,902	Christopher J. Sternberg	19,581	5,891
Olivia F. Kirtley	41,099	1,902	William M. Street	24,099	1,902
Julie L. Larner	0	0	J. Jude Thompson	66,449	9,419
(3)
Includes 1,268,052 shares held in a family limited partnership and 90,000 shares held in a 501(c)(3) charitable foundation of which Mr. Schnatter has both voting and investment power.

(4)
Mr. Flanery also holds units deemed invested in 9,421 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(5)
Ms. Kirtley also holds units deemed invested in 22,227 shares of common stock through a deferred compensation plan provided by the Company, 7,887 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported and 14,340 of which are not included in the shares reported.

(6)
Ms. Larner resigned from the Company effective May 2, 2009.

(7)
Mr. Mitchell also holds units deemed invested in 4,851 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(8)
Mr. Smith also holds units deemed invested in 238 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.

(9)
Mr. Sternberg also holds units deemed invested in 4,675 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(10)
Mr. Thompson also holds units deemed invested in 2,999 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.

(11)
Includes 632,283 shares subject to options exercisable within 60 days, 72,732 shares of unvested restricted stock and 8,125 shares which may be acquired within 60 days of termination of service under the deferred compensation plan, held by all directors and executive officers. Holders of units deemed invested in common stock under the deferred compensation plan have no voting or investment power over any of these units.

(12)
All information regarding FMR LLC and its affiliates is based on an amendment to Schedule 13G filed with the SEC on February 16 , 2010, by FMR LLC and Edward C. Johnson 3d. As of December 31, 2009, FMR LLC and Edward C. Johnson 3d each had sole dispositive power over all of the shares indicated, and sole power to vote no shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser, was the beneficial owner of 3,098,694 of the shares indicated, 2,749,964 of which were attributable to Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940.

(13)
All information regarding BlackRock, Inc. and affiliates is based on a Schedule 13G filed with the SEC on January 29, 2010 by Blackrock, Inc.

(14)
All information regarding JPMorgan Chase & Co. is based on a Schedule 13G filed with the SEC on February 2, 2010 by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P.Morgan Investment Management Inc. and JP Morgan Investment Advisors Inc. The reporting entities have sole voting power with respect to 1,414,779 of the shares reported, shared voting power with respect to 2,405 of the shares reported, and sole dispositive power with respect to 1,528,754 of the shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all common stock transactions in 2009, except J. Jude Thompson and William M. VanEpps reported one acquisition and one disposition, respectively, late on a Form 4 in connection with phantom stock allocations in our deferred compensation plan. The late filings were the result of administrative errors.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

2009 Compensation Philosophy and Objectives

Our compensation programs are designed to measure and reflect our financial, strategic and operational success, and to align the interests of our executives with those of our stockholders. As evidenced by the 2009 compensation paid to our named executive officers (NEOs) discussed in more detail below, we believe this is best accomplished by:

  •
  structuring "total direct compensation packages" (defined below) to be industry competitive, allowing us to attract, motivate and retain qualified executives;

  •
  to pay for performance with incentive-based compensation, so that each executive has an incentive to achieve corporate, business unit and individual objectives;

  •
  within our performance-driven compensation, we continue to focus on an appropriate pay mix rewarding short-term and long-term operational and financial goals;

  •
  paying a substantial portion of total direct compensation to our executive officers in the form of stock-based awards; and

  •
  requiring that our executives achieve and maintain a designated level of ownership in the Company's stock.

Our executive compensation program consists of the following components: (1) base salary, to provide a guaranteed amount of cash compensation, (2) short-term cash incentives (which may be realized to the extent that organizational and personal performance targets are met), to focus our executives' attention on the key business objectives for the year, and (3) long-term compensation, consisting of equity-based incentives (a combination of time-based and performance-based), to encourage executives to focus on the long-term success and enhanced wealth of the Company and its stockholders. We refer to these three elements as "total direct compensation." In general, the Company desires to provide its executives with total direct compensation packages in the range of the median level for a select peer group (see the "Annual Compensation Peer Group Review" below), after adjusting for several other factors discussed below. The Company believes that it has been successful in fulfilling this objective overall, but that each component above, taken individually, is not necessarily in line with the market, as established by the peer group review. We believe that our base salaries are somewhat overweighted relative to our peers, and our targeted short-term incentives and long-term compensation are underweighted relative to our peers. During 2009, the Company has continued to take steps towards achieving a balance in the compensation mix reflective of market competitive components.

Based on the Company's 2009 performance, as described in Management's Discussion and Analysis of Financial Condition and Results of Operations included within our Form 10-K, filed with the SEC on February 23, 2010, we believe that the total direct compensation for each of our NEOs appropriately reflected our 2009 operating results.

Changes in Executive Management

On December 4, 2008, our Board of Directors appointed John Schnatter, Papa John's Founder and Chairman, as Interim Chief Executive Officer. As a result of our Board's search process for a Chief Executive Officer, effective April 23, 2009, Mr. Schnatter was named Chief Executive Officer and J. Jude Thompson, a director of the Company since 2008, was named President and Chief Operating Officer. Prior to his appointment as President and Chief Operating Officer, Mr. Thompson acted as liaison to the Board during the Chief Executive Officer transition period, in his capacity as a member of the Board, related to operational and business strategy issues involving the Company.

Julie L. Larner, who resigned from the Company as Senior Vice President and President, PJ Food Service, Inc. effective May 2, 2009, as further discussed in the Summary Compensation Table and notes thereto, is also an NEO in this Proxy Statement.

Compensation of Founder, Chairman and Chief Executive Officer

Mr. Schnatter is the Company's founder and our largest stockholder. Mr. Schnatter agreed to assume the role of Interim Chief Executive Officer of the Company in December 2008. At that time, the Compensation Committee and Mr. Schnatter agreed that it would be appropriate for his compensation for his service as Interim Chief Executive Officer during 2008 and 2009 to be in the form of stock options and cash bonus, with no cash base salary. On December 31, 2008, the Compensation Committee approved the terms of Mr. Schnatter's compensation for his service as Interim Chief Executive Officer, and on that date he received a non-qualified stock option with a grant date fair value of $290,000. On April 30, 2009, Mr. Schnatter received a second grant in lieu of cash base salary of a non-qualified stock option with a grant date fair value of $330,000. Mr. Schnatter earned short-term incentive bonuses in 2009 under the Company's 2009 management incentive program, with a target full-year award of $429,000 based on the achievement of Company and individual performance expectations. In addition, Mr. Schnatter also participated in the Quality and Service Incentive Plan which targeted a $1,000 per month award. In conjunction with the Company's annual long-term incentive grant in April 2009, Mr. Schnatter received a grant of a non-qualified stock option and restricted shares, each with a grant date fair value of $250,000.

Mr. Schnatter's base salary package for 2010 is comprised of $300,000 in cash base salary and a non-qualified stock option with a grant date fair value of $320,000. Mr. Schnatter is eligible to earn short-term incentive bonuses in 2010 under the Company's 2010 management incentive program, with a target full-year award of $465,000, subject to the achievement of company and individual performance expectations. Mr. Schnatter will also participate in the Quality and Service Incentive Plan with a targeted $1,000 per month award. He is also eligible to participate in any 2010 long-term incentive program available to other executive officers.

As our Founder and Chairman, Mr. Schnatter also receives compensation under the August 9, 2007 Agreement for Services as Chairman (the "Chairman Agreement"), Agreement for Services as Founder (the "Founder Agreement") and Exclusive License Agreement (the "License Agreement"). These agreements define Mr. Schnatter's continuing roles in the Company, including chairing the Company's Board of Directors, attending major corporate events, making visits to domestic and international franchises, participating in monthly quality meetings with management, participating in meetings with investors, and acting as advertising and brand spokesperson for the Company. Under the Chairman and Founder Agreements, we agreed to make annual grants of stock options to Mr. Schnatter with a minimum value of $600,000 ($300,000 under each agreement), or such greater amount as may be determined by the Compensation Committee. The Company will continue to make these grants while Mr. Schnatter is Chief Executive Officer. The Chairman Agreement will remain in effect so long as Mr. Schnatter is a director of the Company and remains Chairman as elected by our Board of Directors. The Founder Agreement will remain in effect until terminated by either party on 30 days' notice. Under the License Agreement, Mr. Schnatter granted the Company an exclusive right to use his identity in the Company's current and future operation, and franchising, of pizza delivery and carry-out businesses and restaurants, including sales of related goods and services under the Papa John's brand, in the United States and internationally. This license grant allows the Company to use Mr. Schnatter's image, voice, photographs and film footage in connection with the Company's marketing and promotion of the Papa John's brand, both in the United States and internationally. We agreed that in exchange for the exclusive license grant, we will grant stock options in accordance with the provisions of the Founder Agreement for a period of 15 years following the execution of the License Agreement (whether or not the Founder Agreement is terminated), subject to termination provisions contained in the License Agreement.

Annual Compensation Peer Group Review

In 2009, the Compensation Committee continued its annual practice of reviewing our total direct compensation against an industry peer group. The Committee reviews this information to obtain an understanding of the compensation practices of our competitors and to ensure that our executive compensation expenses, in total and by component, are competitive and do not become too low or too high versus a comparable group of companies to Papa John's. In 2009, for our annual peer group review, base salary, total cash (base salary plus bonuses and short-term incentive compensation), long-term incentive values and total compensation were reviewed against the following peer group:

California Pizza Kitchen, Inc.	DineEquity, Inc.	P.F. Chang's China Bistro, Inc.
CEC Entertainment	Domino's Pizza, Inc.	Red Robin Gourmet Burgers Inc.
The Cheesecake Factory Incorporated	Krispy Kreme Doughnuts Inc.	Ruby Tuesday, Inc.
Chipotle Mexican Grill, Inc.	Landry's Restaurants Inc.	Sonic Corp.
CKE Restaurants, Inc.	O'Charley's, Inc.	The Steak N Shake Company
Denny's Corp.	Panera Bread Company	Texas Roadhouse Inc.

The Compensation Committee selected this peer group, based on data provided by Mercer Human Resource Consulting (Mercer), because it believed that the Company shares many distinguishing characteristics with these companies, including a common industry, similar market capitalization or certain other financial criteria and year-over-year consistency in the peer group. The peer group data includes, on an individual basis, tally sheets, which include base salary, short-term cash, long-term equity, and total compensation historical and market comparison data. While the Compensation Committee generally targets the median of the peer group for each NEO, the Compensation Committee determines each NEO's compensation and its components based on its subjective review and assessment of several different factors, including the individual's performance, scope of responsibilities, depth and breadth of overall leadership experience, regional variations in compensation and cost of living, and the importance of the position to achieving our strategies. In addition, the components of each NEO's package are compared to executives from both the external peers listed above and other members of our executive team for relational equity.

Elements of Compensation

As discussed above, our focus is on total direct compensation, including a portion that is assured and a portion that is incentive-based, comprised of the following mix of elements:

  •
  Base salary, to provide a guaranteed base of cash compensation;

  •
  Short-term cash incentive-based pay, to focus attention on the key business drivers for the year; and

  •
  Long-term equity-based compensation, to reinforce a longer-range "culture of ownership," consistent with our overall compensation philosophy.

In general, we believe that executive benefit programs (or "perquisites") do not reflect a strong tie to Company performance and are not valued by executives at a level to justify the Company's investment in such programs.

Base Salary

Annual base salary increases, if any, typically are considered at the beginning of each year. The analysis for adjustments to base salary compensation takes into account all of the factors described under "Annual Compensation Peer Group Review" above.

As discussed above, Mr. Schnatter served as our Chief Executive Officer without a cash base salary in 2009, receiving stock options in lieu of cash base salary. Base salaries for the other NEOs were not adjusted for 2009, a result consistent with the difficult economic environment, a review of peer group data for their respective positions, the belief that base salaries for our executives are somewhat overweighted relative to our peer group, and the lack of salary increases across the corporate headquarters for other employees.

Short-Term Cash Incentive Compensation

In 2009, our short-term incentive program consisted of our management incentive plan (MIP), which provides quarterly and annual cash payouts to the NEOs upon achievement of pre-determined performance goals and our Quality and Service Incentive Plan (QSIP).

In 2009, the performance metrics and the target and actual results of the MIP included:

Metric	Definition	Target	Full Year Actual Results	Actual Payout Percentage	Weighting	Award Frequency
Pre-MIP Operating Income	Consolidated corporate operating income excluding PJ Food Service income and the impact of consolidation of the franchisee-owned BIBP Commodities, Inc. cheese purchasing entity (BIBP)*.	$38,400,000	$45,400,000	172.72%	30%	Annual
Net Development	Domestic system-wide store openings less store closings.	-50 units	-11 units	139%	20%	Annual
Comp Sales	Domestic system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth.	0.10%	-0.04%	95.33%	20%	Quarterly
Comp Transactions	Domestic system-wide comparable transactions, an internal metric used as an indicator of market share growth when considered in conjunction with industry statistics.	**	**	**	20%	Quarterly
Online Sales	Percentage of domestic system-wide sales recorded through all online orders and emerging channels.	6.30 percentage point increase over 2008	5.90 percentage point increase over 2008	98.7%	10%	Quarterly

*
BIBP is a special-purpose entity formed at the direction of our Franchise Advisory Council, for the sole purpose of reducing cheese price volatility to domestic system-wide restaurants. We exclude the impact of BIBP in calculating the MIP because BIBP is an independent, franchisee-owned corporation that purchases cheese at the market price and sells it to our distribution subsidiary. The impact on future operating income from the consolidation of BIBP is expected to continue to be significant for any given reporting period due to the volatility of the cheese market but is not expected to be significant on a cumulative basis over time.

**
Under the rules of the SEC, we are not required to disclose comparable transactions for competitive reasons. Over the last two years, the transactions component of our MIP yielded a 137% award in 2009 and a 0% award in 2008, expressed as a percentage of target award. In 2007 and 2006, comparable transactions was not a separate payout component of the MIP, but operated as a payout modifier that reduced the MIP award to 90% of the payout award calculation in 2007 and reduced the MIP award to 77% of the payout award calculation in 2006, in each case based on unfavorable transaction results versus targeted comparable transactions.

Performance targets for each performance metric, including comparable transactions, were set equal to the Company's targets contained in the annual budget and operating plan. Achievement of these metrics beyond the targets established by the Compensation Committee would result in payouts beyond the target award for each NEO, capped at 200% of target. In determining each NEO's target incentive award for 2009, the

Compensation Committee considered the market medians of the peer group analysis outlined above in the context of the perceived challenge of achieving operating plan levels. In 2009, the incentive awards (expressed as a percentage of base salary and an actual dollar amount), and actual payment amounts for each current NEO were as follows:

Named Executive Officer	Title	Short-Term Target Incentive Award (% of Base Salary)	Short-Term Target Incentive Award $	Short-Term Actual Incentive Award $
John H. Schnatter(1)	Founder, Chairman and Chief Executive Officer	65%	$429,000	$582,983
J. David Flanery	Senior Vice President, Chief Financial Officer and Treasurer	33%	$146,638	$199,292
J. Jude Thompson(2)	President and Chief Operating Officer	49%	$184,356	$262,274
William M. Mitchell(3)	President, Global Operations	33%	$138,134	$199,637
Christopher J. Sternberg	Senior Vice President, Corporate Communications and General Counsel	33%	$106,384	$145,946

(1)
Mr. Schnatter's base salary consisted solely of stock options. For purposes of setting Mr. Schnatter's short-term target incentive award, the Compensation Committee assumed a $660,000 base salary level.

(2)
Mr. Thompson's annualized base salary is $550,000. His target award for 2009 was pro-rated from his hire date.

(3)
The performance metrics and award allocation process for 37.5% of Mr. Mitchell's award were the same as MIP. The remaining 62.5% were derived from similar metrics with a focus on domestic operations because he began the year as the Senior Vice President, Domestic Operations and continued to have full responsibility for the domestic restaurant business throughout the balance of 2009. The Compensation Committee believed it was appropriate to base a portion of his annual incentive award on such results. The table below describes the metrics and award allocation for this portion of his award:

Metric	Definition	Weighting
Operating Income—Domestic operations	Same as MIP with a limited scope	40%
Domestic Comp Sales—Systemwide	Same as MIP	40%
Domestic Transactions—Systemwide	Same as MIP	10%
Domestic Food, Labor & Mileage—Systemwide	Restaurant-level efficiency metric	10%

Each performance metric target reflects the expected operational outcomes based on the successful execution of the operating plan and the achievement of related Board-approved goals. By tying the targets to the Board-approved budget and operating plan, we believe that the plan payments will reflect our operating results in a given year.

Each NEO's actual annual incentive award payment in the table above is based on two components. The first component, comprising 80% of the annual award, is determined and payable solely by formula based on the Company's achievement of the pre-established performance targets discussed above. The remaining 20% of the budgeted bonus pool is discretionary and subject to award by the Compensation Committee. The discretionary component is determined independently of the fixed performance component, and is based on the Committee's performance review assessment of the CEO and President and Chief Operating Officer, and, for each NEO other than the CEO and President and Chief Operating Officer, the CEO's performance review assessment of each NEO, and his or her performance relative to other members of the executive team. For 2009, the performance review assessment for each NEO, other than the CEO, was performed by our CEO and the Compensation Committee. This results in an allocation process that is cost-neutral to the Company because the size of the award pool is funded based upon the performance metrics in the table above. The discretionary component, utilized in determining the award, but not in the funding of the plan, provides flexibility in tailoring grants to individuals according to their achievements against individual objectives and annual corporate goals.

Actual 2009 results funded an award pool equal to 135.89% of the target award pool. This amount reflected results favorable to target against the Company's plan on three of the five metrics: Pre-MIP Operating Income, Net Development and Comp Transactions.

The Quality and Service Incentive Plan (QSIP) was introduced in 2009. Our Named Executive Officers participated in this plan, which did not materially increase their short term incentive potential, but did underscore the basic customer service and quality fundamentals of our business. A $1,000 per participant per month award is targeted based on indexed achievement level with a monthly award range from $0—$2,500 per participant, the timing of which aligns with store general manager awards. Total 2009 awards for the NEOs were:

Named Executive Officer	2009 QSIP Award
John H. Schnatter	$16,615
J. David Flanery	$16,615
J. Jude Thompson	$11,638
William M. Mitchell	$16,615
Christopher J. Sternberg	$16,615
Julie L. Larner	$ 3,462

Long-Term Incentive Compensation

On December 31, 2008, the Compensation Committee approved a one-time special stock option grant to all Company officers at the level of vice president and above, other than Mr. Schnatter. The primary purpose of this grant was to ensure the retention of executive managers through the CEO transition process.

In 2009, our annual long-term incentive awards consisted of two components: stock options and time-vested restricted shares. The determination of annual grant value levels is a function of a number of factors considered by the Compensation Committee, including market competitiveness, level of position within the organization, significance of the individual to the Company's strategy and success, and the level of "total direct compensation" deemed to be appropriate for the NEO. Once determined, the estimated value of the long term incentive for each NEO was distributed equally between stock options and time-based restricted shares.

Stock Options.    We award stock options because they are inherently performance-based, meaning that their value only increases if the market price of our common stock increases. In addition, stock options provide long-term compensation to our NEOs in the form of additional equity, helping to build a culture of ownership among our executives. Finally, we believe that stock options are a strong executive retention tool.

Stock option grants in 2005 through 2008 required our NEOs to hold any after-tax gain in the form of shares of our common stock realized upon exercise of stock options for additional periods of time. Upon a review of this practice by the Compensation Committee, together with a review of stock ownership guidelines and achievement, the hold restriction was eliminated for grants beginning in April 2009. The Compensation Committee has a goal of moving toward a different balance of cash and long-term equity incentives over time. This includes considering methods for providing greater long-term incentive values while controlling base salary increases. In 2009, the Compensation Committee approved Mr. Schnatter's recommendation to grant long-term incentive values equal to the values granted in 2008 which for all NEOs were identified as underweighted for the industry peer group. As mentioned above, the December 31, 2008 special stock option grant, made upon the recommendation of Mr. Schnatter, began to address this underweighting.

Time-Vested Restricted Shares.    In 2009, we granted time-based restricted shares to our NEOs. These time-vested restricted shares are also intended to focus participants on our long-range objectives, while at the same time serving as a retention mechanism. The inclusion of time-vested restricted shares was designed to more closely reflect the market weighting of long-term incentive vehicles determined through benchmarking, as well as move to strengthen the retention benefits of our long-term incentive package. The shares awarded in 2009 have a three-year graded vesting schedule.

Equity Grant Practices.    In December 2006, our Compensation Committee adopted a policy for making the annual executive equity grant at the Compensation Committee meeting coinciding with our annual meeting of stockholders. The December 31, 2008 stock option grant was a special exception to this policy for retention purposes. Under this policy, the date of the grant is the date of Compensation Committee approval of the award. This policy was implemented to provide greater definition and controls for the annual equity grant process. The exercise price of each stock option awarded is the closing price of our common stock on The NASDAQ Stock Market on the date of grant.

Stock Ownership Guidelines

Stock ownership by our NEOs is a key component of our compensation objectives and fosters our culture of ownership. We believe that executive ownership of our stock demonstrates to our investors that our executives have a significant stake in the Company and its future.

Level	Ownership Guideline as a Multiple of Base Salary
Chief Executive Officer	5.0×
President and Chief Operating Officer	3.0×
Key Staff and Business Unit Executives	1.0×
Other Key Positions	0.5×

Specifically applied to the NEOs currently employed by us, the ownership guidelines are:

NEO	Title	Guideline (x)	Guideline ($)
John H. Schnatter	Founder, Chairman and Chief Executive Officer	5.0x	$3,100,000
J. David Flanery	Senior Vice President, Chief Financial Officer and Treasurer	1.0x	$ 415,000
J. Jude Thompson	President and Chief Operating Officer	3.0x	$1,650,000
William M. Mitchell	President, Global Operations	1.0x	$ 400,000
Christopher J. Sternberg	Senior Vice President, Corporate Communications and General Counsel	1.0x	$ 310,000

The NEOs have five years from becoming subject to the ownership requirement to achieve the ownership level, with annual progress as follows: Year 1, 10%; Year 2, 25%; Year 3, 45%; Year 4, 70%; and Year 5, 100%.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. The following are considered to be valid sources of ownership for measurement purposes:

  •
  all stock personally or otherwise beneficially owned directly,

  •
  all stock equivalent units held in our nonqualified deferred compensation plan,

  •
  all stock held in a 401(k) account or other qualified retirement account, such as an IRA,

  •
  vested and unvested restricted stock, and

  •
  the net value (gross sale price, less option exercise price) of shares subject to vested, but unexercised, stock options.

The Compensation Committee reviews the Stock Ownership Guidelines on an annual basis when considering any annual equity grant. The annual ownership review occurred in conjunction with the annual consideration of broad-based equity grants just prior to the 2009 Annual Meeting of Stockholders, in accordance with our policy. All NEOs who were employed by the Company at that time met or exceeded the guidelines. In addition to this regular review, the Compensation Committee is apprised of ownership level achievement through periodic reports shared during Compensation Committee meetings. Our short-term incentive program gives the Committee the discretion to award any portion of resulting payouts in the form of stock, instead of cash, to assist a participant in meeting the guidelines.

Tax and Accounting Policies

Deductibility of compensation expense under IRC Section 162(m) has not been a material consideration for our Compensation Committee to date due to the levels and types of compensation we pay. However, in the future, we expect IRC Section 162(m) deductibility may play a greater role if compensation expenses regularly begin to exceed $1,000,000 for our most highly compensated executives. We expense the cost of employee stock options in accordance with the fair value method contained in the FASB Accounting Standards Codification "Compensation—Stock Compensation." We recorded stock-based compensation expense of $5.8 million in 2009, $2.6 million in 2008, and $4.9 million in 2007. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 27, 2009 and in this Proxy Statement.

COMPENSATION COMMITTEE
Alexander W. Smith, Chairman Norborne P. Cole, Jr. Olivia F. Kirtley

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for each of the last three fiscal years (if applicable).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(5)(6)		Total ($)
John H. Schnatter	2009	620,074	(1)	—	249,980		849,990	(7)	599,599	—	—		2,319,643
Founder, Chairman and	2008	—		—	—		600,000	(7)	—	—	—		600,000
Chief Executive Officer
J. David Flanery	2009	454,695	(8)	—	139,999		253,409		215,907	—	5,145		1,069,155
Senior Vice President,	2008	461,962	(8)	—	146,889		139,994		133,147	—	4,830		886,822
Chief Financial Officer	2007	400,000		—	192,292		231,535		202,360	—	3,330		1,029,517
and Treasurer
J. Jude Thompson	2009	374,423		—	249,980	(9)	1,025,669	(9)	273,912	—	26,000	(9)	1,949,984
President and Chief
Operating Officer
William M. Mitchell	2009	414,346	(10)	—	124,977		238,409		216,252	—	5,145		999,129
President, Global Operations
Christopher J. Sternberg	2009	308,865		—	85,990		199,407		162,561	—	5,145		761,968
Senior Vice President,
Corporate Communications
and General Counsel
Julie L. Larner	2009	136,731		—	—		113,414		3,462	—	616,939		870,546
Former Senior Vice President	2008	391,258		—	94,426		89,996		108,767	—	4,830		689,277
and President, PJ Food	2007	381,100		—	106,204		101,322		199,336	—	3,826		791,788
Service, Inc.

(1)
In lieu of receiving a cash base salary for 2009, Mr. Schnatter elected to receive two nonqualified stock option grants, on December 28, 2008 and April 30, 2009, with a total fair value of $620,074. See footnote 4 to the Grants of Plan-Based Awards table.

(2)
The amounts in the Stock Awards column reflect the aggregate grant date fair value for each respective fiscal year related to time-based restricted stock for the years 2008 and 2009, the first two years of the program, and for Mr. Flanery and for Ms. Larner, for performance-based restricted shares granted in 2007 and 2008, the final two years of the program. All fair values were computed in accordance with the applicable Accounting Standards Codification (ASC) Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 18 to the Company's audited financial statements for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively, included in the Company's Annual Report on Form 10-K.

(3)
The amounts in the Option Awards column reflect the aggregate grant date fair value for each respective fiscal year related to stock options granted in 2007, 2008, and 2009, respectively, computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 18 to the Company's audited financial statements for the fiscal years ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively, included in the Company's Annual Report on Form 10-K.

(4)
The amounts in the Non-Equity Incentive Plan Compensation column for 2007, 2008 and 2009 include payments earned by the NEO pursuant to the 2007, 2008 and 2009 Management Incentive Plans, each based on corporate, unit and individual performance for the applicable year. The amounts in the Non-Equity Incentive Plan Compensation column for 2007 and 2008 also include payments earned by the NEO pursuant to the 2005 and 2006 performance unit grants, each based on performance for the applicable three-year period. The amounts in the Non-Equity Incentive Plan Compensation column for 2009 also include payments earned by the NEO pursuant to the 2009 Quality and Service Incentive Plan, based on corporate performance during 2009.

  For the year ended December 27, 2009, amount includes the MIP and, to the extent not deferred by the executive, paid on March 12, 2010 ($582,984 for Mr. Schnatter, $199,292 for Mr. Flanery, $262,274 for Mr. Thompson, $199,637 for Mr. Mitchell, and $145,946 for Mr. Sternberg; Ms. Larner was not eligible for an MIP award). Amount for 2009 also includes full-year QSIP awards and, to the extent not deferred by the executive, paid monthly throughout 2009 ($16,615 for Mr. Flanery, $11,638 for Mr. Thompson, $16,615 for Mr. Mitchell, $16,615 for Mr. Sternberg, and $3,462 for Ms. Larner). Mr. Schnatter's QSIP payment of $16,615 for 2009 was paid in a lump sum in February, 2010.

  For the year ended December 28, 2008, amount includes the 2006 performance unit grant, as determined by the Compensation Committee and paid on January 16, 2009 ($49,412 for Mr. Flanery and $33,579 for Ms. Larner); Mr. Schnatter and Mr. Thompson were not eligible for an award. Amount for 2008 also includes the MIP and, to the extent not deferred by the executive, paid on March 13, 2009 ($83,735 for Mr. Flanery and $75,188 for Ms. Larner). Mr. Schnatter was not eligible for an MIP award in 2008.

  For the year ended December 31, 2007, amount includes the 2005 performance unit grant, as determined by the Compensation Committee and paid on February 1, 2008 ($138,360 for Mr. Flanery and $138,360 for Ms. Larner); and the MIP and, to the extent not deferred by the executive, paid on March 14, 2008 ($64,000 for Mr. Flanery and $60,976 for Ms. Larner).

(5)
Except as otherwise indicated, amounts in the All Other Compensation column represent the amount of the Company's matching contribution to the NEO's account in the Company's 401(k) Plan (or, to the extent required by applicable regulations, retained in the executive's nonqualified deferred compensation account).

(6)
We entered into an Agreement and Release with Ms. Larner effective May 2, 2009, upon her resignation as part of our executive management team transition. Under the agreement, we paid Ms. Larner $526,667, constituting 16 months' salary; $13,045, approximating her payment under the MIP had she remained employed through the date the first quarter 2009 MIP payments were made; $3,235, approximating her accrued payments under the QSIP had she remained employed through the date QSIP payments were made; $39,050, approximating the value of outstanding unvested stock option grants; and $34,942 as payment for unused vacation (these amounts are included in the "All Other Compensation" column); we also agreed to pay COBRA premiums for 16 months and to provide certain outplacement services.

(7)
Pursuant to the terms of the Chairman Agreement, Founder Agreement and License Agreement described above in the Compensation Discussion and Analysis, we agreed to make annual grants of stock options to Mr. Schnatter with a minimum value of $600,000 ($300,000 under each of the Founder Agreement and Chairman Agreement), or such greater amount as may be determined by the Compensation Committee. The specific terms of each grant of stock options, including the grant date and exercise price, will be determined by the Compensation Committee. We also agreed to reimburse Mr. Schnatter for expenses incurred by him in connection with Company business pursuant to Company policy, but the reimbursement for air travel aboard private aircraft (including any aircraft owned by Mr. Schnatter) under these agreements may not exceed $300,000 per year without the written consent of the Compensation Committee. Of the value in the Option Awards column for Mr. Schnatter for 2009, $600,000 of this amount is related to the grants under the Founder Agreement and Chairman Agreement, and for 2008 all of the value is related to these grants.

(8)
Mr. Flanery's base salary for 2008 includes a $1,000 per week stipend as additional compensation for his responsibilities for our International operations. For 2009, this stipend continued until July 26, 2009 and his MIP award was based on this additional amount.

(9)
On December 31, 2008, Mr. Thompson received a stock option grant of 30,543 shares valued at $170,045 for his role as a liaison to the Board as described in the Compensation Discussion and Analysis. On April 23, 2009, he received a stock option grant of 70,000 shares valued at $605,626 as a sign-on incentive upon his appointment as President and Chief Operating Officer. On April 30, 2009, he received a stock option grant for 28,133 shares valued at $249,998 and a time-vested restricted stock grant of 9,419 shares valued at $249,980 as a participant in the annual equity award program. Mr. Thompson also received $26,000 in retainer and meeting fees for his services as a non-employee Director prior to his hire date of April 23, 2009.

(10)
Mr. Mitchell's base salary for 2009 includes a $1,000 per week stipend as additional compensation for his responsibilities for our International operations commencing July 27, 2009, and his MIP award was based on this additional amount.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of its NEOs during the fiscal year ended December 27, 2009.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)							Other Option Awards: Number of Securities Underlying Options (#)(3)
					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John H. Schnatter	12/29/2008	0	429,000	858,000	—	—	—	—	—	—	—
	12/29/2008	0	12,000	30,000	—	—	—	—	—	—	—
	12/31/2008	—	—	—	—	—	—	—	52,103	18.43	290,078
	4/30/2009	—	—	—	—	—	—	9,419	—	—	249,980
	4/30/2009	—	—	—	—	—	—	—	28,133	26.54	249,998
	4/30/2009	—	—	—	—	—	—	—	37,102	26.54	329,996
	4/30/2009	—	—	—	—	—	—	—	67,458	26.54	599,992
J. David Flanery	12/29/2008	0	146,638	293,276	—	—	—	—	—	—	—
	12/29/2008	0	12,000	30,000	—	—	—	—	—	—	—
	12/31/2008	—	—	—	—	—	—	—	20,000	18.43	113,414
	4/30/2009	—	—	—	—	—	—	5,275	—	—	139,999
	4/30/2009	—	—	—	—	—	—	—	15,754	26.54	139,995
J. Jude Thompson	12/31/2008	—	—	—	—	—	—	—	30,543	18.43	170,045
	4/23/2009	0	184,356	368,712	—	—	—	—	—	—	—
	4/23/2009	0	8,143	20,357	—	—	—	—	—	—	—
	4/23/2009	—	—	—	—	—	—	—	70,000	25.93	605,626
	4/30/2009	—	—	—	—	—	—	9,419	—	—	249,980
	4/30/2009	—	—	—	—	—	—	—	28,133	26.54	249,998
William M. Mitchell	12/29/2008	0	138,134	276,268	—	—	—	—	—	—	—
	12/29/2008	0	12,000	30,000	—	—	—	—	—	—	—
	12/31/2008	—	—	—	—	—	—	—	20,000	18.43	113,414
	4/30/2009	—	—	—	—	—	—	4,709	—	—	124,977
	4/30/2009	—	—	—	—	—	—	—	14,066	26.54	124,995
Christopher J. Sternberg	12/29/2008	0	106,384	212,768	—	—	—	—	—	—	—
	12/29/2008	0	12,000	30,000	—	—	—	—	—	—	—
	12/31/2008	—	—	—	—	—	—	—	20,000	18.43	113,414
	4/30/2009	—	—	—	—	—	—	3,240	—	—	85,990
	4/30/2009	—	—	—	—	—	—	—	9,677	26.54	85,993
Julie L. Larner	12/29/2008	0	130,350	260,700	—	—	—	—	—	—	—
	12/29/2008	0	12,000	30,000	—	—	—	—	—	—	—
	12/31/2008	—	—	—	—	—	—	—	20,000	18.43	113,414

(1)
The amounts in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns represent plan awards pursuant to our annual MIP and QSIP, respectively, for the period commencing December 29, 2008. For the actual amounts paid to the NEOs pursuant to the MIP during 2009, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above, or, for Ms. Larner, the All Other Compensation column of the Summary Compensation Table.

(2)
The amounts in the All Other Stock Awards column represent grants of time-vested restricted stock, issued pursuant to our 2008 Omnibus Incentive Plan ("2008 Plan"). In the event that the Company were to pay dividends to holders of its common stock, recipients of restricted stock would have the right to deferred dividends until the restrictions lapse. The 2009 restricted stock grants vest on a graded schedule: one-third vest on April 30, 2010; one-third vest on April 30, 2011; and one-third vest on April 30, 2012.

(3)
For all NEOs with the exception of Mr. Schnatter and Mr. Thompson, the December 31, 2008 stock option grants, made under the 2008 Plan, vest on December 31, 2010 in accordance with a two-year cliff schedule. Mr. Thompson's April 23, 2009 stock options vest one-third on April 23, 2010; one-third vest on April 23, 2011; and one-third vest on April 23, 2012. The April 30, 2009 stock option grants (28,133 shares for Mr. Schnatter) made under the 2008 Plan, vest on a graded schedule: one-third vest on April 30, 2010; one-third vest on April 30, 2011; one-third vest on April 30, 2012. Mr. Schnatter's grant on April 30, 2009 for 67,458 shares reflects his 2009 service as Founder Chairman (as described above), and the options vest in full on their second anniversary, April 30, 2011. Mr. Schnatter's December 31, 2008 stock option grant for 52,103 shares and his April 30, 2009 stock option grant for 37,102 shares have six-month cliff vesting schedules. Mr. Thompson's December 31, 2008 stock option grant for 30,543 shares has a four-month vesting schedule.

(4)
The amounts in the Grant Date Fair Value of Stock and Option Awards column represent the full grant date fair value of each stock option award and time-vested restricted stock award, as computed in accordance with the ASC Stock Compensation topic, as follows:

Equity Type	Grant Date	Full Grant Date Fair Value/Share	Vesting
Stock Options	December 31, 2008	$5.6707	2-year cliff
	December 31, 2008	$5.5674	4-month cliff and 6-month cliff
	April 23, 2009	$8.6518	3-year graded
	April 30, 2009	$8.8863	3-year graded
	April 30, 2009	$8.8943	6-month cliff and 2-year cliff
Time-Vested Restricted Stock	April 30, 2009	$ 26.54	3-year graded

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at 2009 fiscal year-end for the Company's NEOs.

	Option Awards				Stock Awards
								Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
						Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)(5)
	Number of Securities Underlying Unexercised Options				Number of Shares or Units That Have Not Vested (#)(2)
Name	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date(1)
John H. Schnatter	75,000	—	17.98	3/15/2010	—	—	—	—
	40,000	—	11.28	2/16/2011	—	—	—	—
	25,542	—	32.65	4/19/2011	—	—	—	—
	64,856	—	33.69	5/10/2012	—	—	—	—
	52,103	—	18.43	12/31/2013	—	—	—	—
	37,102	—	26.54	4/30/2014	—	—	—	—
	—	85,110	26.31	5/8/2013	—	—	—	—
	—	28,133	26.54	4/30/2014	—	—	—	—
	—	67,458	26.54	4/30/2014	—	—	—	—
	—	—	—	—	9,419	230,200	—	—
J. David Flanery	18,984	—	17.98	3/15/2010	—	—	—	—
	2,764	—	20.00	6/3/2010	—	—	—	—
	1,824	—	24.55	9/8/2010	—	—	—	—
	19,602	—	11.28	2/16/2011	—	—	—	—
	17,544	—	32.65	4/19/2011	—	—	—	—
	13,436	6,717	33.92	5/9/2012	—	—	—	—
	4,827	2,413	25.39	8/8/2012	—	—	—	—
	6,581	13,162	26.31	5/8/2013	—	—	—	—
	—	20,000	18.43	12/31/2013	2,660	65,010	965	23,585
	—	15,754	26.54	4/30/2014	5,275	128,921	—	—
J. Jude Thompson	30,543	—	18.43	12/31/2013	—	—	—	—
	—	2,729	24.23	2/20/2013	—	—	—	—
	—	14,326	26.31	5/8/2013	—	—	—	—
	—	70,000	25.93	4/23/2014	—	—	—	—
	—	28,133	26.54	4/30/2014	9,419	230,200	—	—
William M. Mitchell	1,068	—	17.98	3/15/2010	—	—	—	—
	398	—	20.00	6/3/2010	—	—	—	—
	480	—	23.91	8/31/2010	—	—	—	—
	2,384	—	32.65	4/19/2011	—	—	—	—
	6,113	3,056	33.92	5/9/2012	—	—	—	—
	4,560	9,119	26.31	5/8/2013	—	—	—	—
	—	20,000	18.43	12/31/2013	1,843	45,043	668	16,326
	—	14,066	26.54	4/30/2014	4,709	115,088	—	—
Christopher J. Sternberg	7,663	—	32.65	4/19/2011	—	—	—	—
	5,567	2,783	33.92	5/9/2012	—	—	—	—
	3,126	6,252	26.31	5/8/2013	—	—	—	—
	—	20,000	18.43	12/31/2013	1,263	30,868	458	11,194
	—	9,677	26.54	4/30/2014	3,240	79,186	—	—
Julie L. Larner(7)	—	—	—	—	—	—	—	—

(1)
The following table lists for all NEOs other than John H. Schnatter, the vesting dates for all unexercisable stock options based on their corresponding expiration date:

Expiration Date	Vesting Date(s)
5/9/2012	5/9/2010
8/8/2012	8/8/2010
2/20/2013	2/20/2010
5/8/2013	5/8/2010	5/8/2011
12/31/2013	12/31/2010
4/23/2014	4/23/2010	4/23/2011	4/23/2012
4/30/2014	4/30/2010	4/30/2011	4/30/2012

  All of John H. Schnatter's unexercisable options with a May 8, 2013 expiration date vest on May 8, 2010; the grant of 67,458 options with an April 30, 2014 expiration date all vest on April 30, 2011; and, the grant of 28,133 options with a April 30, 2014 expiration date vest over a three-year period with one-third vesting on the first grant anniversary, one-third vesting on the second grant anniversary, and the final one-third vesting on the third grant anniversary.

(2)
Unvested time-based restricted shares granted on May 8, 2008 vest on May 8, 2011. Unvested time-based restricted shares granted in 2009 vest over a three-year period with one-third vesting on the first grant anniversary, one-third vesting on the second grant anniversary, and the final one-third vesting on the third grant anniversary.

(3)
Value determined by multiplying the number of time-based restricted shares by the closing market price of our common stock on December 24, 2009, $24.44.

(4)
Unearned and unvested performance-based restricted shares vest, if at all, as follows:

Name	Number of Shares	Vest Date
J. David Flanery	965	5/8/2011
William Mitchell	668	5/8/2011
Christopher J. Sternberg	458	5/8/2011

  Messrs. Flanery, Mitchell and Sternberg each forfeited 5,669, 2,579 and 2,349 unvested performance-based restricted shares in February, 2010, upon the Compensation Committee's determination that the performance goals for such shares had not been obtained.

(5)
The performance-based restricted shares have a three-year performance period, with vesting determined upon the Company's compounded annual growth rate (CAGR) performance. At December 27, 2009, our CAGR was below threshold for all performance-based restricted shares, thus the threshold payout (33%) was used in the calculation above. We granted performance-based restricted shares in 2007 with a vesting date of May 9, 2010; such shares were forfeited in February 2010 upon the Compensation Committee's determination that the performance goals for such awards had not been met, and accordingly such awards are not included in the table above.

(6)
Value determined by multiplying the threshold number of performance-based restricted shares by $24.44, the closing market price of our common stock on December 24, 2009.

(7)
All stock options held by Ms. Larner were either exercised or expired by their terms prior to the end of the fiscal year. All performance-based restricted shares and time-based restricted shares held by Ms. Larner were forfeited as of May 2, 2009.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised by our NEOs during the 2009 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
John H. Schnatter	70,000	1,066,142	—	—
J. David Flanery(2)	35,000	475,263	—	—
J. Jude Thompson	—	—	—	—
William M. Mitchell	—	—	—	—
Christopher J. Sternberg	12,000	99,226	—	—
Julie L. Larner	46,000	533,624	—	—

(1)
Value realized on exercise calculated based on the difference between the market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2)
All options exercised by Mr. Flanery were pursuant to a 10b5-1 trading plan. No other NEOs exercised options utilizing a trading plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
John H. Schnatter	—	—	27,130	(12,037)	149,425
J. David Flanery	268,822	3,036	367,367	—	2,132,295
J. Jude Thompson	60,778	—	8,368	—	101,847
William M. Mitchell	14,669	3,036	93,056	—	374,106
Christopher J. Sternberg	60,299	3,036	137,612	—	621,745
Julie L. Larner	50,594	3,036	122,720	(252,056)	563,387

(1)
The amounts in the Executive Contributions in Last Fiscal Year column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Mr. Flanery, $227,348 of salary, and $53,604 of 2009 incentive compensation, less $12,130 transferred in 2010 to the Company-sponsored 401(k) plan; (ii) for Mr. Thompson, $46,101 of salary and $14,677 of 2009 incentive compensation; (iii) for Mr. Mitchell, $24,861 of salary, less $10,192 transferred in 2010 to the Company-sponsored 401(k) plan; (iv) for Mr. Sternberg, $46,330 of salary, and $24,161 of 2009 incentive compensation, less $10,192 transferred in 2010 to the Company-sponsored 401(k) plan; and (v) for Ms. Larner, $50,594 of salary.

(2)
The amounts in the Registrant Contributions in Last Fiscal Year column represent amounts deferred in the 2008 fiscal year, previously reported in our prior year's proxy statement, which exceed the maximum allowable contribution in the executive's 401(k) plan.

(3)
The amounts in the Aggregate Balance at Last Fiscal Year End column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements or in note (1) above.

Eligibility for participation in the nonqualified deferred compensation plan is limited to a select group of management or highly compensated employees (as defined under ERISA) who are specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations, including our named officers.

Participants can defer up to 100% of their base salary and up to 100% of their short-term incentive award payments into the nonqualified deferred compensation plan each calendar year (the "plan year"). For benchmarking purposes, the plan provides that participant accounts are deemed to be invested in one or more publicly traded mutual funds or our common stock. Participants may direct the investment of their accounts among the options made available under the plan, and can change their investment options (except notional company stock) on any business day. Deferral elections may be changed once per calendar year, generally in December, and such changes are effective for compensation earned in the following year. We pay certain administrative costs of the plan. In 2009, participants had the ability to elect, prior to the beginning of the plan year, to transfer an amount of that year's deferrals equal to the maximum allowable 402(g) deferral for the year into their 401(k) account. This transfer is made via the 401(k) wrap transfer feature, and takes place early in the following year. Amounts in the Registrant Contributions In Last Fiscal Year column represents amounts deferred in the 2008 fiscal year, previously reported in our prior proxy statements, which exceeded the maximum allowable 402(g) deferral. In addition, we match the amounts transferred (plus any deferrals up to the 402(g) limit that could not be transferred due to IRS limitations that apply to the 401(k) Plan) by the same discretionary match percentage announced for the 401(k) Plan for the plan year.

Change in Control and Termination Payments

We have no pre-determined executive severance or change in control programs applicable to our NEOs beyond those provided generally to our salaried employees or as provided with respect to vesting in our equity plans, as generally described below.

Equity Plan Provisions

Under the terms of our 2008 Plan, upon a change in control in a corporate transaction in which awards are not assumed: (i) all grantees of shares of restricted stock and options will be credited with an additional 12 months of service from the grant date for purposes of vesting; and (ii) notice will be given to grantees of vested options that such options will remain exercisable for a period of fifteen days and thereafter terminated, or the Board may elect, in its sole discretion, to cancel any outstanding awards of options and/or restricted stock and pay to the holder of vested options and/or restricted stock an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of restricted stock, equal to the price per share paid to holders of shares of stock and, in the case of options, equal to the product of the number of shares of stock subject to the option multiplied by the amount, if any, by which the price per share paid to holders of shares of stock pursuant to the transaction exceeds the option price. In the event of a transaction in which awards are assumed, options and restricted stock shall continue in the manner and under the terms provided in the event of any transaction to the extent that provision is made in writing in connection with the transaction for the assumption or continuation of the options and restricted stock granted, or for the substitution for options and restricted stock for new common stock options and restricted stock relating to the stock of a successor entity, with appropriate adjustments as to the number of shares and option exercise prices.

Under the terms of our 1999 Team Member Stock Ownership Plan ("1999 Plan"), upon a change in control, (i) any then-outstanding stock options held by participants will become fully vested and immediately exercisable; and (ii) any restrictions and other conditions pertaining to restricted stock, including but not limited to vesting requirements, will lapse and those shares will be immediately transferable and no longer subject to forfeiture.

In addition, if an NEO is terminated for cause (as defined below), then all outstanding options under our equity plans, whether or not exercisable, will terminate immediately. If the NEO is terminated for any reason other than for cause, death, disability or retirement, to the extent then outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his personal representative within 60 days after the date of termination in the case of the 1999 Plan, or 90 days after the date of termination in the case of the 2008 Plan. In the event of retirement, an NEO may exercise exercisable options under the 1999 Plan within one year after the date of retirement. In the event of an NEO's death or disability while employed by the Company, all then outstanding options become fully vested and immediately exercisable, and may be exercised at any time within one year after the date of death or determination of disability.

Under the 1999 and 2008 Plans, if an NEO's employment is terminated for any reason other than death or disability prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions including vesting requirements, will immediately lapse.

The following table is intended to reflect projected potential payouts under our equity plans, other than those available generally on a nondiscriminatory basis to all salaried employees. The table provides for a range of potential separation events for each of the NEOs, calculated as if the separation event occurred on December 27, 2009. The actual amounts to be paid can only be determined at the time of the actual event. See the Summary Compensation Table for the actual separation payment for Ms. Larner.

Name	Change in Control(1)($)	Involuntary (Not for Cause) Termination ($)(2)	Retirement ($)	Death/Disability ($)
John H. Schnatter
Salary	—	—	—	—
Stock Options(3)	1,324,354	1,324,354	1,324,354	1,324,354
Restricted Stock(4)	76,717	—	—	230,200

Totals:	1,401,071	1,324,354	1,324,354	1,554,554
J. David Flanery
Salary	—	—	—	—
Stock Options(3)	392,950	392,950	392,950	392,950
Restricted Stock(4)	42,966	—	—	265,370

Totals:	435,916	392,950	392,950	658,320
J. Jude Thompson
Salary	—	—	—	—
Stock Options(3)	184,137	184,137	184,137	184,137
Restricted Stock(4)	76,717	—	—	230,200

Totals:	260,854	184,137	184,137	414,337
William M. Mitchell
Salary	—	—	—	—
Stock Options(3)	8,928	8,928	8,928	8,928
Restricted Stock(4)	38,346	—	—	209,622

Totals:	47,274	8,928	8,928	218,550
Christopher J. Sternberg
Salary	—	—	—	—
Stock Options(3)	—	—	—	—
Restricted Stock(4)	26,395	—	—	143,976

Totals:	26,395	—	—	143,976

(1)
Generally, pursuant to the plans and agreements, a change of control is deemed to occur if any person acquires 50% or more of the Company's voting stock; approval by our stockholders of a merger or consolidation of the Company which would result in the stock of the Company outstanding immediately prior to the merger not continuing to represent at least 50% of the voting stock outstanding immediately after the merger or consolidation; or a complete liquidation or sale of all or substantially all of the assets of the Company; and, for the 1999 Plan, if three or more members of the Board cease to be Directors (unless any replacement director is elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement).

(2)
Termination for cause is generally defined under the equity plans as failure to render services to the Company amounting to gross neglect or insubordination, fraud or embezzlement, conviction of a felony or failing to contest a felony prosecution, or material breach of employment or non-competition agreement.

(3)
Assumed stock option value calculated for in-the-money stock options based on $24.44 per share, the closing price of our common stock at fiscal year end, less the exercise price per share.

(4)
No values were included for the 2007 performance-based restricted stock grant because the following shares were forfeited in February 2010, for failure to satisfy the performance conditions of such awards: Mr. Flanery, 5,669 shares; Mr. Mitchell, 2,579 shares; and Mr. Sternberg, 2,349 shares.

Assumed 2008 performance-based and time-vested restricted stock grant remain unvested in case of change-in-control and awarded at target in case of death/disability. Assumed values were calculated at $24.44 per share with the following grants:

Name	Performance- Vested	Time- Vested
J. David Flanery	2,923	2,660
William M. Mitchell	2,025	1,843
Christopher J. Sternberg	1,388	1,263

  Assumed 2009 time-vested restricted stock grant receives 12 months additional vesting credit in case of change-in-control and fully vested in case of death/disability. Assumed values were calculated at $24.44 per share with the following grants:

Name	Time- Vested
John H. Schnatter	9,419
J. David Flanery	5,275
J. Jude Thompson	9,419
William M. Mitchell	4,709
Christopher J. Sternberg	3,240

Director Compensation

We pay five primary components of compensation to our non-management directors: an annual cash retainer, meeting fees, committee chair fees, stock options, and restricted stock. In addition, Board members may from time to time receive fees for service on ad hoc committees. Within five years of their election to the Board of Directors, all non-management directors are required to hold five times the standard annual cash retainer of $35,000, or $175,000, in our common stock, and all have attained the required ownership level.

In 2009, Mercer Human Resource Consulting reviewed market competitiveness for all of the components of our director compensation program. Based on their recommendations, we confirmed our 2009 director compensation levels. In analyzing director compensation, the Compensation Committee looked at a peer group that was substantially similar to the one used for management as well as an alternative peer group of similarly sized companies in other industries to provide a broader basis for comparison which more properly reflected the marketplace for directors.

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity of director, other than the compensation paid to Mr. Schnatter under the Chairman and Founder Agreements as described in the Compensation Discussion and Analysis. The following table sets forth the types and amounts of compensation paid to our non-management directors:

Annual Retainer:	Standard	$35,000
	Audit Committee Chair—additional	$15,000
	Other Committee Chair—additional	$10,000
	Lead Director—additional	$20,000
Meeting Fees:	Board meeting	$2,000
	Telephonic attendance at in-person Board meeting	$1,000
	Committee meeting	$1,500
	Telephonic attendance at in-person Committee meeting	$750

Annual Equity Grant(1)

	Restricted Stock	Stock Option Shares
Standard	1,902 shares	5,682 shares
Lead Director	2,844 shares	8,496 shares

(1)
The 2009 annual equity grant, awarded in equal values of restricted stock and stock option shares, have three-year graded vesting and the options have a five-year term. The annual equity grant award level is determined annually by the Board of Directors.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service. Mr. Thompson's compensation as a director ceased upon his appointment as President and Chief Operating Officer in April 2009.

The following table sets forth the compensation paid to directors during 2009:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
F. William Barnett(3)	13,750	—	—	—	13,750
Norborne P. Cole Jr.	99,500	75,480	75,498	—	250,478
Philip Guarascio	58,000	50,479	50,492	—	158,971
Olivia F. Kirtley	93,000	50,479	50,492	—	193,971
Wade S. Oney	51,000	50,479	50,492	—	151,971
Alexander W. Smith	81,500	50,479	50,492	—	182,471
William M. Street	83,000	50,479	50,492	—	183,971

(1)
The full grant date fair value of the 2009 restricted stock awards to non-employee directors was $26.54. All fair values were computed in accordance with the applicable Accounting Standards Codification (ASC) Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 18 to the Company's audited financial statements for the fiscal year ended December 27, 2009 included in the

  Company's Annual Report on Form 10-K. The following chart sets forth unvested restricted awards granted under the 2008 Plan held by each director in the table above as of December 27, 2009.

Name	Number of Unvested Restricted Shares
Norborne P. Cole, Jr.	2,844
Philip Guarascio	1,902
Olivia F. Kirtley	1,902
Wade S. Oney	1,902
Alexander W. Smith	1,902
William M. Street	1,902
(2)
The full grant date fair value of the 2009 equity awards to non-employee directors utilized a $8.8863 per share Black-Scholes value. All fair values were computed in accordance with the applicable ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 18 to the Company's audited financial statements for the fiscal year ended December 27, 2009 included in the Company's Annual Report on Form 10-K. The following chart sets forth unvested option awards granted under the 2008 Plan and the 2003 Stock Option Plan for Non-Employee Directors held by each director in the table above as of December 27, 2009.

Name	Number of Unvested Options
Norborne P. Cole, Jr.	29,915
Philip Guarascio	20,008
Olivia F. Kirtley	20,008
Wade S. Oney	20,008
Alexander W. Smith	20,008
William M. Street	20,008
(3)
Mr. Barnett resigned from the Board March 5, 2009.

In addition, a nonqualified deferred compensation plan is available to all of our directors. Directors can elect to defer their annual retainers and meeting fees (up to 100%) into a deferred compensation plan that offers deemed investments in certain publicly-available mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but do pay certain administrative costs of the plan.

The Compensation Discussion and Analysis above contains a discussion of Mr. John Schnatter's appointment as Chief Executive Officer in 2009. As a result, Mr. Schnatter's compensation as a director for 2009 under the Chairman Agreement, which is comprised solely of stock options, is described in the Compensation Discussion and Analysis section above and the accompanying tables. Mr. J. Jude Thompson became an employee of the Company effective April 23, 2009. As a result, Mr. Thompson's compensation as a director for 2009, which is comprised solely of cash retainer and meeting fees of $26,000, is described in the Summary Compensation Table above.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company's policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Generally

Under our Related Party Transaction Policies and Procedures, the Corporate Governance and Nominating Committee will review the material facts of all transactions with related persons that require the Corporate Governance and Nominating Committee's approval and either approve or disapprove of the entry into the transaction. Advance Corporate Governance and Nominating Committee approval is generally required for such transactions; however, if advance Corporate Governance and Nominating Committee approval is not feasible, then the transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at its next regularly scheduled meeting or, if not ratified, the appropriate action taken as determined by the Corporate Governance and Nominating Committee. In determining whether to approve or ratify such a transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. The policy sets forth certain categories of transactions that have standing approval, which include transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. In addition, the Board of Directors has delegated to the Chair of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify (as applicable) a transaction with a related party in which the aggregate amount involved is expected to be less than $1 million computed in accordance with Item 404 of Regulation S-K.

Many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship with the director or officer or predate the director's or officer's relationship with the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. Once the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. Any related person transaction identified through this process is presented to the Corporate Governance and Nominating Committee in order to obtain approval or ratification of the transactions and for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

The Corporate Governance and Nominating Committee and the Board also have approved a written policy regarding transactions that may occur between the Company and an entity in which Mr. John Schnatter has an investment. The purpose of that policy is to ensure that any goods or services which that entity may obtain or purchase from the Company will be at fair market value, or for services for which a fair price is not readily determinable, to ensure that each proposed service or transaction will be approved on a case by case basis for its entire fairness. The Company periodically reports to the Corporate Governance and Nominating Committee regarding compliance with this policy.

Special Procedures for Franchisee Relationships

The Corporate Governance and Nominating Committee and the Board have adopted special policies and procedures for consideration of restaurant development, acquisition and disposition transactions involving franchisees in which directors or executive officers of the Company, or their immediate families, have significant ownership, generally defined as ten percent or more. Under the policy, the Corporate Governance and Nominating Committee ultimately must consider and determine whether to approve or disapprove any subject transaction involving a related party. Proposed acquisitions and dispositions of restaurants involving the Company and related parties must be evaluated in light of an appraisal by a reputable, disinterested third party. With respect to proposed new development by related parties, if the Company declines to exercise its right of first refusal, the policy requires that the opportunity be made available to qualified franchisees without related-party ownership. Similarly, with respect to a proposed acquisition of a restaurant by a related party from another franchisee, if the Company declines to exercise its right of first refusal, the Company must consider making recommendations concerning possible alternative, nonrelated-party franchisee parties. Finally, the policy requires that any proposed disposition of a restaurant by a related party to another franchisee must be disclosed to the Corporate Governance and Nominating Committee, and must be approved by the Corporate Governance and Nominating Committee if the proposed transaction includes any consideration by or from the Company outside the ordinary course of business with other franchisees. The Corporate Governance and Nominating Committee has also used the procedures set forth in this policy to review the Company's transactions with Hampton Airways, Inc., discussed under "Transactions with Related Persons" below.

Transactions with Related Persons

This section describes certain transactions during the fiscal year ended December 27, 2009, and transactions presently contemplated that involve directors and executive officers of the Company and their affiliates.

Franchise and Development Arrangements

Executive officers and directors of the Company hold equity interests in entities that are franchisees of the Company, as described in the table below. Some of those individuals acquired their interests before the Company's 1993 initial public offering, and some of the entities in which they hold interests acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. We have since entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have equity interests, and may continue to do so in the future. Under the Company's policy governing transactions with related-person franchisees, which is described above, any such franchise arrangements we enter into in the future will be on terms no more favorable to directors and officers than with independent third parties.

The following table describes franchise and development arrangements during 2009 between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, had an equity interest as of the end of the fiscal year, except as otherwise noted, and the amount of royalties and franchise and development fees earned by or paid to the Company from those entities during 2009. Those franchisees also purchase various food and other products from the Company's commissary system and may purchase from or through the Company certain goods and services, including insurance and certain accounting and related services, needed to operate a Papa John's restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity—Amounts Earned
Annette Schnatter (100%)	Joe K Corporation—Operates one restaurant in Louisville, Kentucky. Royalties earned by the Company in 2009 from this franchisee were $51,235. Annette Schnatter is John H. Schnatter's wife.
Charles W. Schnatter (30.7%) Timothy C. O'Hern (36.7%)	Capital Pizza, Inc.—Operates 19 restaurants in Illinois and Indiana. Royalties earned by the Company in 2009 from this franchisee were $544,342. Mr. Charles Schnatter and Mr. O'Hern are executive officers of the Company.
Wade S. and Elizabeth Oney (95.0%)	Bam-Bam Pizza, Inc.—Operates 26 restaurants in Florida. Franchise and development fees earned by the Company in 2009 from this franchisee were $50,000, and royalties were $938,757. Elizabeth Oney is Mr. Oney's wife.
Wade S. Oney (95.0%)	L-N-W Pizza, Inc.—Operates 11 restaurants in Florida. Royalties earned by the Company in 2009 from this franchisee were $512,663.

Name and Percentage Owned	Franchise Entity—Amounts Earned
Wade S. Oney (50.0%) Richard Brown (50.0%)	Brown's Pizza, Inc.—Operates two restaurants in Florida. Royalties earned by the Company in 2009 from this franchisee were $100,388. Richard Brown is Mr. Oney's father-in-law.
Wade S. Oney (90.0%)	Eagle Eye Pizza, Inc.—Operates three restaurants in Oregon. Royalties earned by the Company in 2009 from this franchisee were $82,709.
Wade S. Oney (46.2%) Pat Brown (0.45%)	Oney Bayside, LLC—Operates nine restaurants in Florida. Royalties earned by the Company in 2009 from this franchisee were $284,160. Pat Brown is Wade Oney's mother-in-law.

Other Transactions

During 2009, the Company paid $755,000 to Hampton Airways, Inc. ("Hampton"), for charter aircraft services. Hampton's sole shareholder is John H. Schnatter, our Founder, Chairman and Chief Executive Officer. The Company periodically reviews pricing data from other, independent air charter services and, on that basis, believes that the rates charged by Hampton to the Company were at the market rates that could have been obtained from the independent third parties for similar aircraft. In December 2009, the Company entered into a Sublease Agreement with Evergreen Real Estate, LLC, wholly owned by Mr. Schnatter. The sublease provides for the nonexclusive use of certain office space in the Company's headquarters by Evergreen Real Estate and its employees. The sublease provides for a 10 year term and annual lease payments of $12,000. For a discussion of certain additional arrangements between the Company and Mr. Schnatter, please see "Compensation of Founder, Chairman and Chief Executive Officer" under "Compensation Discussion and Analysis."

Charles W. Schnatter, the brother of John H. Schnatter, is our Managing Director of Special Projects and has been an officer of the Company since 1991. His compensation in fiscal year 2009, including the value of equity compensation, totaled approximately $634,000.

In September, 2009, Capital Pizza, Inc., opened one new restaurant, and in January and September, 2009, Bam-Bam Pizza, Inc., opened two new restaurants. We entered into standard franchise agreements for these stores, and the Company provided no non-standard incentives or special consideration in connection with the transactions.

Michele O'Hern, the wife of our Senior Vice President, Development, Tim O'Hern, works for us in marketing. She has been employed by us for nine years. Her compensation in fiscal 2009, including the value of equity compensation, totaled approximately $131,000.

In 1999, the Papa John's Franchise Advisory Council, an advisory group comprised of certain Papa John's franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John's restaurants to be established on a quarterly basis. Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. (BIBP), that purchases cheese at the prevailing market price and sells it to the Company's distribution subsidiary, PJ Food Service, Inc. (PJFS), at a fixed quarterly price based in part upon historical average market prices. PJFS in turn sells cheese to Papa John's domestic restaurants at a set quarterly price (modified in 2009 to set more frequently). Our subsidiary, Capital Delivery, Ltd., has made available a $40 million line of credit to BIBP to fund cash deficits as they may arise; as of December 27, 2009, there was an outstanding balance of $24.6 million under the line of credit. The shareholders of BIBP include Wade S. Oney (9.09%). BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder's initial investment; payment of dividends is at the discretion of BIBP's board of directors and depends upon the financial condition of BIBP and general business conditions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries, including the appointment, compensation, retention and oversight of the work of the independent auditor, and oversees the performance of the internal auditing function. The Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company's independent auditors. Each member of the Committee is independent as determined by the Company's Board of Directors, based upon applicable laws and regulations and NASDAQ listing standards.

In fulfilling its oversight responsibilities with respect to the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent auditors all annual and quarterly financial statements (including any required management certifications), and the Company's quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States and for providing their judgments as to the quality, not just the acceptability, of the Company's accounting principles.

During 2009, Company management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with Ernst & Young LLP, the independent auditors, the matters required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61, as amended. The Audit Committee also discussed with the independent auditors matters relating to their independence from management and the Company, including the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Committee concerning independence. The Audit Committee pre-approved all audit and non-audit fees paid to the independent auditors. As a result, the Audit Committee concluded that Ernst & Young LLP is independent from management and the Company.

The Audit Committee discussed with the Company's independent auditors and the Company's internal audit management the overall scope and plans for their audits. The Audit Committee meets with both the independent auditors and the Company's internal audit management to discuss the results of their examinations and their evaluations of the Company's internal controls. The Audit Committee also meets in separate executive sessions periodically with the Company's independent auditors, Director of Internal Audit, Chief Financial Officer and General Counsel, as well as in private sessions.

In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company's audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 27, 2009.

AUDIT COMMITTEE
Olivia F. Kirtley, Chairman Alexander W. Smith William M. Street

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

 ITEM 2, RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 2010. Ernst & Young LLP has audited the Company's financial statements since 1991. Fees paid to Ernst & Young LLP by the Company for each of the last two fiscal years, in each of the following categories, were as follows:

	Fiscal Year Ended December 27, 2009	Fiscal Year Ended December 28, 2008
Audit Fees	$710,125	$842,050
Audit-Related Fees	18,292	110,138
Tax Fees	92,750	104,861
All Other Fees	—	—

Total	$821,167	$1,057,049

Fees for audit services included fees associated with the annual audit of the Company and certain subsidiaries and the reviews of the Company's quarterly reports on Form 10-Q, and letters issued concerning debt compliance. Audit-related services were primarily related to consultation services. Tax fees included tax compliance and consultation services.

All audit-related and tax services for 2009 and 2008 were pre-approved by the Audit Committee, which concluded that the provision of those services by Ernst & Young LLP was compatible with the maintenance of the auditors' independence in the conduct of the auditing functions. The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors. The policy also authorizes the Chairman of the Audit Committee to pre-approve non-audit services at or below a certain dollar threshold, provided that the Chairman promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately approved.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders' opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Papa John's and its stockholders.

The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

 OTHER BUSINESS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting, the written proposal must be received by the Company no later than November 22, 2010. Such proposals also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year's Annual Meeting, written notice must be received by the Company not less than 60 nor more than 90 days prior to the scheduled date of the meeting. All stockholder proposals also must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company's principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

 ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended December 27, 2009 accompanies this Proxy Statement.

By Order of the Board of Directors

CLARA M. PASSAFIUME Corporate Counsel and Secretary
Louisville, Kentucky March 22, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date PAPA JOHNS INTERNATIONAL, INC. M21123-P89632 For Against Abstain PAPA JOHNS INTERNATIONAL, INC. 2002 PAPA JOHN'S BOULEVARD LOUISVILLE, KY 40299 For Against Abstain Yes No VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by PAPA JOHN’S INTERNATIONAL, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PAPA JOHN’S INTERNATIONAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1a. Norborne P. Cole, Jr. 1b. William M. Street For address changes and/or comments, please check this box and write them on the back where indicated. 2. Ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the 2010 fiscal year. Vote on Proposal Vote on Directors 1. Election of director nominees for three-year terms expiring in 2013: Nominees: Proxy card must be signed and dated below. Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSAL SET FORTH IN ITEM 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M21124-P89632 The undersigned, a stockholder of PAPA JOHN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CHRISTOPHER J. STERNBERG and CLARA M. PASSAFIUME, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's corporate offices at 2002 Papa John's Boulevard, Louisville, Kentucky, on Wednesday, April 28, 2010, at 11:00 A.M. local time and at any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated March 22, 2010, and a copy of the Company's Annual Report for the fiscal year ended December 27, 2009. Attention participants in 401(k) plan: If you hold shares of Papa John's International, Inc. Common Stock through the Papa John's International, Inc. 401(k) Plan, you should complete, sign and return this proxy card to instruct Principal Trust Company, the plan trustee, how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 25, 2010 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If this proxy card is returned without specific voting instructions or not received timely and properly executed, the shares of Papa John's International, Inc. held in the Papa John's International, Inc. 401(k) Plan will not be voted. PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99900, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.papajohns.com/investor. VOTING INSTRUCTIONS ON REVERSE SIDE. (CONTINUED, AND TO BE SIGNED ON OTHER SIDE) Please fold and detach card at perforation before mailing. YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so these shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Proxy card must be signed and dated on the reverse side.